Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (No. 333-194831) and Form S-3 (Nos. 333-193563 and 333-194252) of our report dated August 13, 2014, with respect to the Statements of Revenues and Certain Operating Expenses of Port Crossing Shopping Center for the years ended December 31, 2013 and 2012, which report appears in the accompanying Current Report on Form 8-K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 13, 2014